EXHIBIT 99.1

Heritage Oaks Bancorp Closes Escrow for Sale of $4.0 Million of Preferred Stock and Redeems $5.0 Million in Trust Preferred Securities for $1.7 Million Gain

PASO ROBLES, Calif., June 8, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP) ("Company"), the holding company of Heritage Oaks Bank, today announced that in connection with its March 2010 private placement of preferred stock and following the recent receipt of all necessary regulatory approvals or non-objections, on June 7, 2010 it closed escrow with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, "Patriot Financial") for the issuance of 4,072 additional shares of Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the "Series B Preferred Stock") in exchange for approximately $4.0 million. Together with the previously announced closing in March 2010, the Company has raised gross proceeds of approximately $60.0 million. The closing of escrow brought the overall ownership of Patriot Financial Partners to approximately 14.4%, assuming the complete conversion to common stock of all of the Company's presently issued and outstanding Series B Preferred Stock.

On June 8, 2010, the Company used $3.3 million of the proceeds to repurchase the $5.0 million in face amount trust preferred securities issued by Heritage Oaks Capital Trust III, and the related junior subordinated debentures issued by the Company. The repurchase resulted in a pre-tax gain of approximately of $1.7 million, and will result in annual savings in interest expense of approximately $344 thousand to the Company. The repurchase was made pursuant to the non-objection of the Federal Reserve Bank of San Francisco and approval of the United States Treasury Department.

Commenting on the closing of escrow and repurchase of trust preferred securities, Lawrence P. Ward, president and CEO, said, "We are very pleased to have received all regulatory approvals necessary to complete our capital transaction.  By achieving our goal of raising $60 million in new capital, we were able to finalize the transaction to repurchase an outstanding trust preferred security at a substantial gain to the Company."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank, which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          (805) 369-5200